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                          RUMLER STOCK OPTION AGREEMENT

     THIS AGREEMENT is made and entered into as of the 17th day of April, 1996, between BARRINGER LABORATORIES, INC., a Delaware corporation, (hereinafter called "Barringer") and Paul E. Rumler (hereinafter called the "Optionee"). However, for purposes of determining vesting of the option granted hereunder, the effective date shall be April 1, 1996 (the "Vesting Effective Date").

                                    RECITALS

     WHEREAS, Barringer has engaged Optionee to perform certain services pursuant to the terms of that certain Fee Agreement between the parties of even date (the "Fee Agreement");

     WHEREAS, in partial consideration for the performance of the services required under the Fee Agreement, Barringer has agreed to issue Rumler an option to purchase from the Company 24,000 shares of its common stock, pursuant to the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of these Recitals and the mutual promises and obligations hereinafter set forth, the parties hereto agree as follows:

     1. GRANT OF OPTION. Barringer hereby grants to Optionee the option (the "Option") to purchase 24,000 shares of its voting, $0.01 par value common stock (hereinafter called the "Option Ed Shares"), at a price of $1.06 per share (the "Option Price"), in accordance with and subject to the terms and conditions of this Agreement.

     2. VEST IN OF OPTION. Subject to the terms of this Agreement, the Option granted hereunder shall vest and be exercisable as to one-twenty fourth (1/24) of the twenty four thousand option Ed shares (one thousand (1,000) of the option Ed shares) for each full calendar month, commencing on April 1, 1996, for which Rumler Law Corporation PC ("Rumler Law Corporation") provides a discount of at least one thousand four hundred eighty five dollars ($1,485) of services, valued under Rumler Law Corporation's then current standard fee schedule. Therefore, for example, if Rumler Law Corporation shall perform services for Barringer pursuant to the Fee Agreement through and including October 31, 1996 but not thereafter at the minimum level described above, then, subject to the terms of this Agreement, Optionee shall have the right to exercise the option granted hereunder with respect to seven thousand (7,000) shares.

     3. ACCELERATION OF VESTING. Notwithstanding the foregoing, if at any time prior to the date two years from the effective date of this Agreement and during a period in which Rumler Law Corporation is performing services pursuant to the terms of the Fee Agreement there is a "change of control" at Barringer, then, subject to the terms of this Agreement, the Option granted hereunder shall on the date of the change of control vest and be fully exercisable as to all of the twenty four thousand option Ed shares or such lesser number of shares as were not otherwise vested. For purposes of this Agreement, a "change of control" shall be deemed to occur when and only when any of the following events first occurs: (i) any person or entity becomes the beneficial owner, directly or indirectly, of securities of Barringer representing more than fifty percent of the combined voting power of Barringer's then outstanding voting securities, or
(ii) three or more directors, whose election or nomination for election is not approved by a majority of the members of the Barringer's board of directors on the effective date of this Agreement, are elected within any twelve month period to serve on Barringer's board of directors, or (iii) the members of Bar ringer's board of directors on the effective date of this Agreement cease to constitute a majority of its board of directors without the approval of the remaining members of that board, or (iv) any merger (other than a merger where Barringer is the survivor and there is no change of control pursuant to (i),
(ii) or (iii) of this sentence), consolidation, liquidation or dissolution of Barringer or the sale of all or substantially all of its assets.

     4. MANNER OF EXERCISE. The Option may only be exercised with respect to that number of shares as to which Optionee is then vested and only as to that portion not previously exercised. The Option shall be exercised by giving Barringer written notice as to its exercise, identifying the number of shares as to which the Option is exercised, and by tendering payment in full, in certified or guaranteed funds, for the number of purchased shares. Upon receipt of such written notice and payment of the purchase price as required above, Barringer will cause certificates for the shares purchased thereunder to be issued and delivered to Optionee.

     5. CONDITIONS TO EXERCISE. Exercise of the Option as hereinabove provided shall be subject to the following express conditions:

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     a.   The Optionee may only exercise the Option to the extent it has vested in him.

     b. From and after the date on which Optionee ceases to perform services for Barringer pursuant to the terms of the Fee Agreement for any reason other than the expiration of its two year term, Optionee may exercise the Option, to the extent it has vested in him, for a period of twenty-four months.

     c. This Option shall not be exercisable if, or at any time when, such exercise would cause a violation of any applicable law or regulation.

     d. This Option shall expire on March 31, 2000, at 5:00 p.m. mountain time, with respect to any portion of the Option which has not been exercised prior to that date and time.

     6. OPTION NON-TRANSFERABLE. This Option may not be transferred by the Optionee otherwise than by Will or by the laws of the descent and distribution and may be exercised during the lifetime of the Optionee only by him or a pension plan maintained for his benefit.

     7. CONTINUATION OF ENGAGEMENT. This Agreement shall not be construed as giving Rumler Law Corporation any right to continue to perform services pursuant to the terms of the Fee Agreement or to affect or limit in any way Barringer's right to terminate its engagement under the Fee Agreement at any time, with or without cause.

     8. ADJUSTMENT OF OPTION PRICE AND NUMBER OF OPTIONED SHARES. In the event of any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other similar change in the corporate structure or capitalization of Barringer or respecting its common stock, the number of Optioned Shares and the Option and the Option Price per share shall be appropriately adjusted; but no such adjustment in the Option Price shall be made which would reduce the Option Price per share to less than the par value thereof.

     9. INVESTMENT UNDERTAKING. The parties acknowledge that the Optioned Shares are unregistered. Unless the shares issued upon exercise of all or any part of this Option have been registered for sale under the Securities Act of 1933 (the "Act") and applicable state securities law, which Barringer may, but need not, do as it determines in the exercise of its sole discretion, Barringer will require the Optionee to represent that he is taking the Optioned Shares for investment purposes only with no view to the distribution thereof and Barringer will place a legend on each certificate representing such shares restricting the transfer thereof. Optionee agrees that Barringer may place with its transfer agent a stop transfer order with respect to the certificates representing such shares to effect compliance with the Act and with other applicable laws and regulations. If, however, the Optioned Shares have been registered by Barringer, then Barringer shall issue registered shares to Optionee upon Optionee's exercise of the Option in the manner provided by this Agreement.

     10. RESTRICTIONS ON TRANSFERABILITY. Optionee acknowledges that he has been advised that he must hold the shares acquired upon the exercise of the Option granted hereunder for such period as is required by the Act unless they are subsequently registered under the Act or an exemption from such registration is available. Optionee has been advised that any routine sales of securities made in reliance upon Rule 144 of the General Rules and Regulations under the Act can be made only after the requisite holding period in limited amounts in accordance with the terms and conditions of that Rule and that, in the case of securities to which that Rule is not applicable, compliance with some other disclosure exemption will be required. Optionee understands that Barringer is under no obligation to register any such shares for resale by Optionee or to comply with any exemption form the registration provisions of the Act. Optionee hereby agrees to indemnify Barringer against all liability, costs or expenses arising as a result of a sale of or a distribution by Optionee of any of such shares in violation of the Act.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

BARRINGER LABORATORIES, INC.
By: /s/ Robert H. Walker
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Robert H. Walker, Chief Executive Officer

/s/ Paul E. Rumler
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Paul E. Rumler

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